October 18, 2005




Mr. Won-Seon Kim
Chief Financial Officer
Webzen Inc.
Daelim Acrotel Building, 6th Floor
467-6 Dogok-dong, Kangnam-ku
Seoul, Korea 135-971

	RE:	Webzen Inc.
      Form 20-F for the fiscal year ended December 31, 2004
		Filed June 29, 2005
		File No. 0-50476

Dear Mr. Kim:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



      Daniel L. Gordon
								Branch Chief